Scott Simmons
Senior Vice President, Human Resources

2750 Southpoint Drive
Forest Park, GA 30297

May 20, 2016

Via Email & Regular Mail

Michael Morris

Dear Mike:

On behalf of Forward Air (the “Company”), I am pleased to offer you the position of Chief Financial Officer, Senior Vice President and Treasurer. In your position as Chief Financial Officer, Senior Vice President and Treasurer, you will report to Bruce Campbell, Chairman, President, and Chief Executive Officer. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

1.	Base Salary. Your starting base pay will be $380,000 annually, less applicable taxes and withholdings, payable on such schedules as others in similar positions are paid.

2.
Executive Annual Cash Incentive Plan. During your employment, you will be eligible to participate in the Forward Air Annual Cash Incentive Plan with a target annual incentive of 75% of your base salary, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. Payment of any incentive is at the sole discretion of the Forward Air Corporation Board of Directors. Your actual incentive plan payout will depend on Company financial performance and management’s assessment of your individual performance. Please be aware that the Company reserves the right to change or amend the terms of its incentive plans at any time or discontinue them in their entirety as the Company determines in its sole and absolute discretion.

3.
Signing Bonus. You will be paid a one-time signing bonus in the amount of $25,000 as soon as practicable following the Start Date, and in no event more than 30 days thereafter. If your employment is terminated by the Company for Cause (as “Cause” is defined in Section 2.08 of the Forward Air Corporation Executive Severance and Change in Control Plan (the “Executive Severance Plan”)) or if you terminate your employment voluntarily prior to the first anniversary of your Start Date (as defined herein), you agree to repay the full amount of the signing bonus within 30 days following your termination date.

4.
Executive Long Term Incentive Plan. As soon as practicable following your Start Date (as defined below), you will receive a one-time equity award in the form of restricted stock with an aggregate fair market value on the date of grant of $330,000. The award will be subject to the terms and conditions of the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and an award agreement and will vest pursuant to the terms of the Omnibus Plan and said award agreement which shall provide that such award will vest 1/3 on each one-year anniversary of the grant date subject to the terms and conditions of the Omnibus Plan and the award agreement.

For each calendar year of employment, you will be eligible to receive an annual equity award determined by the Board in its discretion. Currently, the target value of said annual award for similarly situated executives is $330,000. Your incentive plan payout will depend on Company financial performance and management’s assessment of your individual performance. Your actual award and your eligibility for participation in the Omnibus Plan are at the sole discretion of the Forward Air Corporation Board of Directors. Please be aware that the Company reserves the right to change or amend the terms of its incentive plans at any time or discontinue them in their entirety as the Company determines in its sole and absolute discretion.

5.	Withholding. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

6.
Stock Ownership Guidelines. As a Chief Financial Officer, Senior Vice President and Treasurer of the Company, you will be required to comply with Forward Air Corporation's Executive Stock Ownership and Retention Guidelines applicable to executive officers.

7.
Relocation Expenses. In connection with your employment, the Company is offering relocation assistance to you, in the form of reimbursement to you of (1) reasonable costs related to shipping of your household goods from Ann Arbor, MI to your new residence located at Atlanta, GA or within a 30-mile radius of Atlanta, GA (the “New Residence”); and (2) brokerage fees and closing costs associated with the sale of your home in Ann Arbor, MI and the purchase of your New Residence; and (3) the cost of temporary housing for up to six months. The Company will reimburse you for said authorized and documented eligible relocation expenses promptly following the date on which you provide documentation of the expense which is reasonably acceptable to the Company. You agree that in the event your employment with the Company terminates voluntarily during the first year following the effective date of your employment, 100% of all relocation expense reimbursements made to you will be immediately repayable to the Company. You further agree that in the event your employment with the Company terminates voluntarily during the second year following your date of hire, 50% all relocation expense reimbursements made to you will be immediately repayable to the Company.

8.
Mobile Phone Expenses. In connection with your employment, we are offering reimbursement of certain mobile phone expenses, including reimbursement of the cost of monthly mobile phone service on terms set forth in the Company’s Business Expense Reimbursement Policy. The Company will reimburse you for said authorized and documented eligible mobile phone expenses promptly following the date on which you provide documentation of the expense which is reasonably acceptable to the Company.

9.
Vacation, Company-paid Holidays and Other Benefits. The Company provides a competitive benefits package for its eligible employees. You will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees, including group medical, dental, vision, life insurance, disability, and Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account) benefits in addition to Employee Stock Purchase Plan, 401(k) plan, all in accordance with and subject to the eligibility and other terms and conditions of such plans and programs. You will be entitled to 3 weeks of paid vacation annually, and the Company currently provides eligible employees with designated company paid holidays each year. Please note that regarding health/medical insurance, the Company’s present policy is to provide an option for dependent coverage at an additional charge, if you should require such coverage. You will have to affirmatively elect dependent coverage if you desire it. Also, please note that if your spouse is employed and has medical insurance coverage available through her/his employer, he/she will be required to elect that coverage as primary coverage. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

10.	Duties. In your new position, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time, including,

among other things, developing and executing the financial strategy and financial operations that support the Company’s business plans. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests.

11.
Start Date. Subject to satisfaction of all of the conditions described in this letter, your start date is scheduled for June 20, 2016, or such other date mutually agreed upon by you and the Company (the “Start Date”).

12.
Severance. The Company maintains the Executive Severance Plan for those executive officers selected by the Compensation Committee of the Company’s Board of Directors for the purpose of encouraging and motivating said executive officers to devote their full attention to the performance of their assigned duties without the distraction or concerns regarding their involuntary termination of employment. The provisions of the plan are set forth in the Executive Severance Plan. You will become a participant in the Executive Severance Plan effective upon your Start Date subject to the severance provisions set forth in Section 17(b) of this offer letter and provided that you execute the Participation and Restrictive Covenants Agreement as a condition of this offer letter on the same terms currently in effect for other executive officers of the Company participating in the Executive Severance Plan. A copy of the Executive Severance Plan and the Participation and Restrictive Covenants Agreement is provided to you with this offer letter.

13.
Recoupment Policy. Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

14.
Code of Ethics. The Company is committed to creating a positive work environment and conducting business ethically. As an employee of the Company, you will be required to abide by the Company’s policies and procedures including, but not limited to, Forward Air’s Code of Business Conduct and Code of Ethics. We request that you review, sign and bring with you on your employment start date, the enclosed Code of Ethics Acknowledgment Form.

15.	Representations. As a condition to, and in consideration of, your employment with the Company, you represent that you:

a.	are not a party to any agreement or understanding, written or oral, which could prohibit you either from accepting this offer or performing all of your anticipated duties and obligations;

b.	do not have any existing agreement with or obligations pursuant to an agreement, equity plan, or otherwise to your current or any former employer concerning non-competition;

c.
do not have any existing agreement with or obligations pursuant to an agreement, equity plan, or otherwise to your current or any former employer concerning non-solicitation that will be operative following the termination of your employment with your current employer;

d.	will comply with any and all notice provisions of any agreement that you have with your current employer;

e.
understand and acknowledge that the Company respects the confidential information, proprietary information and trade secrets of other entities and therefore, does not want, will not willingly use, and expressly prohibits employee from disclosing or using any confidential information, proprietary information, or trade secrets that are the property of a third party; and

f.
do not possess any document or electronically stored information that is not lawfully publically available related to your current employer’s sales, financial, customer, or potential confidential business information regardless of whether such information was ever: (i) in your possession as a hard copy document; (ii) on a computer; (iii) on a iPhone, iPad, PDA or cell phone; or (iv) on an external hard drive, thumb drive, or any other piece of external media that permits the storage of electronic or hard copy information.

16.	Directions Regarding Confidential Information. The Company hereby directs you to:

a.
not disclose to the Company any confidential information, proprietary information, or trade secrets of other entities, including any entity for which you currently are employed or have been formerly employed; and

b.
neither bring on the premises of, provide to, nor use for the benefit of the Company, copies of any documents, electronic media or tangible items that contain or refer to information that could be claimed to contain confidential information, proprietary information, or trade secrets belonging to any other party, including your current employer or any former employers.

17.	Indemnification.

a.
Based on your representations in Section 15 hereof and based on your agreement to follow the directions outlined in Section 16 hereof, the Company does not believe that your acceptance of employment with the Company or your performance of your duties in your new position with the Company will cause you to violate any duty you may owe to a current or former employer. However, the Company is aware that nevertheless lawsuits are sometimes filed and pursued. For that reason, the Company agrees to (i) assume the defense of any action, suit, claim or proceeding (each, a “Restricted Action”) pursued by your current or former employers (individually and collectively referred to herein as a “Former Employer”) against you based upon allegations that your employment with the Company violates a duty owed to said Former Employer or violates an alleged restrictive covenant with said Former Employer and (ii) indemnify you against, and advance, without requiring a preliminary determination of entitlement to indemnification, any and all expenses (including attorneys’ fees, if applicable, for legal counsel chosen by the Company), witness fees, damages, judgments, fines and amounts paid in settlement, and any other amounts actually incurred by you in connection with the Restricted Action.

b.
Notwithstanding your participation in the Executive Severance Plan effective as of the Start Date, during the period of time beginning on the date of your acceptance of this offer and ending December 31, 2016, should any Restricted Action result in a Court entering an order temporary or otherwise preventing you for any period of time from being employed as the Company’s Chief Financial Officer, Senior Vice President and Treasurer, or from performing the duties of the Company’s Chief Financial Officer, Senior Vice President and Treasurer, you agree that if your employment has commenced the Company may terminate your employment at its discretion (a “Judicial Termination”) and you agree to waive certain payments as set forth in this Section 17(b). Upon a Judicial Termination, you agree to waive all amounts or benefits payable to you under the Executive Severance Plan except for the following: (1) the Accrued Obligations as that term is defined in Section 2.03 of the Executive Severance Plan; and (2) 50% of the lump sum that would otherwise have been paid to you pursuant to Section 4.01(a)(ii) and (iii) or 5.01(a)(iii) as applicable (the “Severance Amount”). The payment of the Severance Amount shall be subject to the provisions of the Executive Severance Plan including applicable release requirements and compliance with restrictive covenants.

c.
You understand and acknowledge that the obligations of the Company in Section 17(a) and 17(b) hereof to indemnify and defend you and to pay you severance shall become null and void in the event the Company determines, in its sole discretion, that you breached any representation set forth in Section 15 hereof, did not follow the directions contained in Section 16 hereof or that you have engaged in acts of dishonesty or fraud. Moreover, you agree to indemnify the Company against any and all expenses (including attorneys’ fees, if applicable), witness fees, damages, judgments, fines and amounts paid in settlement, and any other amounts actually incurred by the Company arising out of your breach of any representation of Section 15 hereof. You further agree to indemnify the Company against your failure to follow the directions in Section 16 hereof or your acts of dishonesty or fraud.

18.
At-will Employment. Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

19.
Section 409A. This offer letter is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and Treasury guidance promulgated thereunder ("Section 409A"). The Company shall undertake to administer, interpret, and construe this offer letter in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. The Company and you agree that they will execute any and all amendments to this offer letter under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A or as otherwise needed to ensure that this offer letter complies with Section 409A of the Code. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, you, as specified under this offer letter, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing or any provision in this offer letter, the Company makes no representations or guarantees of any particular tax effect to you under this offer letter and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "deferred compensation", (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(B)(i) then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.	Contingent Offer. This offer is contingent upon:

a.
Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form's List of Acceptable Documents is enclosed for your review. Please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes. Failure to provide appropriate documentation within 3 days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

b.	Satisfactory completion of a background investigation and drug screen, for which the required notice and consent forms are attached to this letter.

This offer will be withdrawn if any of the above conditions are not satisfied.

If the foregoing is agreeable, please initial each page of this letter in the lower right-hand corner, execute the last page and return a copy of this letter, which will serve as our understanding of the terms of your employment with the Company. We are excited at the prospect of you joining our team, and we look forward to the contributions you will make to Forward Air and to the professional and personal opportunities we will be able to provide to you.

Sincerely yours,

/s/ Scott Simmons

Scott Simmons

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

This offer shall remain open until May 27, 2016. Any acceptance postmarked after this date will be considered invalid.

Agreed to this 24th day of May, 2016.

/s/ Michael J. Morris
Signed

cc:    Cameron Evans, Esq. (Via email: cevans@evanslawgrp.com)
Michael Hance (Via email)